Exhibit 99.1

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COSTCO WHOLESALE CORPORATION REPORTS AUGUST SALES

RESULTS; AND PLANNED MANAGEMENT CHANGE

ISSAQUAH, Wash., August 31, 2011 – Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today reported net sales of $6.9 billion for the month of August, the four weeks ended August 28, 2011, an increase of 17 percent from $5.9 billion during the similar period last year. This year’s four-week period included sales from the Company’s Mexico joint venture; otherwise the increase would have been 14 percent.

Net sales for the fiscal 2011 fourth quarter, the 16 weeks ended August 28, 2011, were $27.6 billion, an increase of 17 percent from $23.6 billion in the 16-week fourth quarter of fiscal 2010 ended August 29, 2010; excluding Mexico sales, the increase would have been 14 percent.

Net sales for the 52-week fiscal year 2011 were $87.0 billion, an increase of 14 percent from $76.3 billion in the 52-week fiscal year 2010 ended August 29, 2010; excluding Mexico sales, the increase would have been 11 percent.

Comparable sales for the periods ended August 28, 2011, including Mexico operations for last year and this year, were as follows:

	4 Weeks	16 Weeks	52 Weeks
U.S.	9%	10%	7%
International	18%	19%	16%

Total Company	11%	12%	10%

Inflation in gasoline prices and strengthening foreign currencies had a positive impact on comparable sales. Excluding these effects, comparable sales for the four-week, sixteen-week and fifty-two-week periods were as follows:

	4 Weeks	16 Weeks	52 Weeks
U.S.	6%	6%	5%
International	11%	10%	10%

Total Company	7%	7%	6%

Additional discussion of these sales results is available in a pre-recorded telephone message. You can access the recording by dialing 1-800-642-1687 (conference ID 25103837). This message will be available today through 5:00 p.m. (PT) on Friday, September 2, 2011.

The Company plans to release its operating results for the fourth quarter (16 weeks) and for the fiscal year (52 weeks) ended August 28, 2011, on October 5, 2011. The retail sales results for the month of September will also be announced on that date. A conference call to discuss these results is scheduled for 7:00 a.m. (PT) that day and will be available via webcast on www.costco.com (click on Investor Relations and “webcasts”).

In additional news, the Company also announced today that Jim Sinegal has informed the Costco Board of Directors of his intention to step down as Chief Executive Officer effective January 1, 2012.

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In view of Jim’s decision, the Board of Directors has elected Craig Jelinek, currently President and Chief Operating Officer, as President and Chief Executive Officer effective January 1, 2012.

On February 1, 2010, the Board of Directors elected Craig as President and Chief Operating Officer and established an Office of the President to coordinate on major Company matters. Craig and Jim have worked hand in hand over the last eighteen months in that role, along with Jeff Brotman, Chairman of the Board.

Craig is a Costco veteran nearing 28 years of service to Costco, starting as a warehouse manager in 1984 at Costco’s early stages, and subsequently serving in every major role related to Costco’s business operations and merchandising activities during his tenure.

“Costco has a very strong culture and a deep bench of management talent,” said Jim Sinegal. “I have total confidence in Craig’s ability to handle his new responsibilities and feel we are fortunate as a Company to have an executive of his caliber to succeed me as Chief Executive of Costco.”

Jim Sinegal will remain with Costco through January 2013, serving in an advisory role and assisting Craig during the transition. Jim will also continue to serve on the Board of Directors and will stand for reelection at the January 2012 annual meeting.

Costco ended its 52-week fiscal year 2011 on August 28, 2011 with 592 warehouses in operation, including 429 in the United States and Puerto Rico, 82 in Canada, 32 in Mexico, 22 in the United Kingdom, nine in Japan, seven in Korea, eight in Taiwan and three in Australia. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open up to six additional warehouses in the first four months of fiscal 2012, prior to the end of calendar year 2011.

Certain statements contained in this document and the pre-recorded telephone message constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care costs), energy, and certain commodities, geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

Jeff Elliott, 425/313-8264